DEVELOPMENT AND LICENSE AGREEMENT BETWEEN MARKET

FINDERS BROKERAGE, INC. AND DANIEL DAUGHERTY

This Development and License Agreement (“Agreement”) is made as of January 1, 2009 between Daniel Daugherty (“Licensor”), an individual residing at 625 Mountain Drive, South Orange, NJ 07079; and Market Finders Brokerage, Inc (“Licensee”), a New Jersey corporation with its principal place of business at 627 Inwood Lane, South Orange, NJ 07079.

1.	Development, Manufacturing and Marketing of Product Line.

1.1     Development by Licensor. Licensor shall develop for Licensee a line of beef meat balls with sauce, Italian sausage with sauce and other similar Italian meats with sauces for commercial manufacture, distribution and sale (each a “Licensor Product” and collectively the “Licensor Products”). Licensor shall work with Licensee to develop Licensor Products that are acceptable to Licensee. Upon acceptance of a Licensor Product by Licensee, Licensor’s trade secret recipes, formulas methods and ingredients for the preparation and production of such Licensor Products (the “Recipes”) shall be subject to this Development and License Agreement. Upon acceptance of each Licensor Product, the parties shall prepare an Appendix hereto which shall include a description of such Licensor Product, the Recipe for such Licensor Product, and the date of acceptance of such Licensor Product, and shall be signed by each of the parties.

1.2     Other Products Not Subject to Agreement. Licensor acknowledges that Licensee has been, is currently, and will be engaged in the business of developing, manufacturing, distributing, marketing and selling hors d’oeuvres and other prepared food products that have been, are being and/or will be developed other than by Licensor, the recipes for which are not substantially derived from the Recipes (collectively, “Other Products”). Subject to the Section 1.5 below, such Other Products shall not be subject to this Agreement and Licensor shall have no rights with respect to such Other Products.

1.3     Manufacturing and Marketing by Licensee. Subject to Section 4.4 below, Licensee, at its sole expense, shall: purchase raw materials and packaging; develop nutritional information; develop package design; manufacture and inventory the Products; provide all marketing materials including samples, literature, and participation in trade shows; market, advertise, sell, ship and support the Products; invoice customers and collect invoices.

1.4     Licensee Improvements. Subsequent to the acceptance of a Product and the execution by the parties of an Appendix in accordance with Section 1.1 above, Licensee may make such modifications and changes to Recipes as Licensee may determine to be necessary or appropriate (“Licensee Improvements”). All rights, title and interest in any Licensee Improvements shall be the sole and exclusive property of Licensee.

1.5     Licensee Products. Licensee in its sole and absolute discretion may, at any time and from time to time, use the MamaMancini Marks (as defined in Section 6.1, below) in connection with marketing and selling Other Products. If and to the extent that Licensee uses the MamaMancini Marks in connection with marketing and selling Other Products, such Other Products shall be referred to as “Licensee Products” for purposes of this Agreement. Licensee Products, together with Licensor Products, shall be referred to as “Products” for purposes of this Agreement. Licensee in its sole and absolute discretion may, at any time and from time to time, cease using the MamaMancini Marks in connection with marketing and selling any or all Other Products in which event such Other Products shall cease to be “Licensee Products” or “Products” for purposes of this Agreement.

2.     Grant of License. Licensor hereby irrevocably grants to Licensee and Licensee’s affiliates, (a) a worldwide, exclusive, license during the Exclusive Term (as defined in Section 3.1 below); and (b) a worldwide, non-exclusive, perpetual license thereafter during the Non-Exclusive Term (as defined in Section 3.2 below), to utilize the Recipes to manufacture or have manufactured the Licensor Products, and to sell and distribute the Licensor Products in all channels of distribution (including, without limitation, wholesale, internet, retail, distributor, club store, mass market, specialty catalogue, and food service including national chains, and caterers, restaurants and hotels). Such License shall include the right to sublicense. In addition, Licensor hereby irrevocably grants to Licensee the worldwide, non-exclusive, perpetual, right to use all know-how (if any) related thereto (the “Know-How”) including without limitation sources of ingredients, pricing, standards and methods for quality control, and procedures for preparing, finishing, packaging and storing Licensor Products. The licenses granted under this Agreement are specifically set forth herein, and Licensor grants no licenses to Licensee by implication or estoppel.

3.     Exclusive Term; Non-Exclusive Term; Agreement Year. The term of this agreement (the “Term”) shall consist of the Exclusive Term (as defined in Section 3.1 below) and the Non-Exclusive Term (as defined in Section 3.2 below). The 12-month period beginning on each January 1 and ending on each December 31 is referred to herein as an “Agreement Year.”

3.1     Exclusive Term. The “Exclusive Term” begins on the date hereof (the “Effective Date”) and ends on the 50th anniversary of the Effective Date, unless terminated or extended as provided herein. Licensor, at its option, may terminate the Exclusive Term by notice in writing to Licensee, delivered between the 60th and the 90th day following the end of any Agreement Year if, on or before the 60th day following the end of such Agreement Year, Licensee has not paid Licensor Royalties (as defined in Section 4.1, below) with respect to such Agreement Year at least equal to the minimum royalty described in Section 4 below (the “Minimum Royalty”) for such Agreement Year. Subject to the foregoing sentence, and provided Licensee has not breached this Agreement and failed to cure such breach in accordance herewith, Licensee may extend the Exclusive Term for an additional twenty five (25) years, by notice in writing to Licensor, delivered on or before the 50th anniversary of the Effective Date.

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3.2     Non-Exclusive Term. The “Non-Exclusive Term” begins upon expiration of the Exclusive Term and continues indefinitely thereafter, until terminated by Licensor due to a material breach hereof by Licensee that remains uncured after notice and opportunity to cure in accordance herewith, or until terminated by Licensee.

3.3     Right to Terminate. Nothing contained in this paragraph shall be construed as limiting the right of either party to terminate this Agreement pursuant to Section 10 below.

4.      Royalties and Payments.

4.1     Royalties. During the Exclusive Term and the Non-Exclusive Term, subject to Section 4.13, Licensee will pay Licensor a royalty (each, a Royalty” and, collectively, the “Royalties”) equal to the royalty rate (the “Royalty Rate”), multiplied by Licensee’s “Net Sales” (as hereinafter defined) of Products. As used herein, “Net Sales” means gross invoiced sales of Products, directly or indirectly to unrelated third parties, less (a) discounts (including cash discounts), and retroactive price reductions or allowances actually allowed or granted from the billed amount (collectively “Discounts”); (b) credits, rebates, and allowances actually granted upon claims, rejections or returns, including recalls (voluntary or otherwise) (collectively, “Credits”); (c) freight, postage, shipping and insurance charges; (d) taxes, duties or other governmental charges levied on or measured by the billing amount, when included in billing, as adjusted for rebates and refunds; and (e) provisions for uncollectible accounts determined in accordance with reasonable accounting methods, consistently applied.

4.2     Royalty Rate. The Royalty Rate shall be: 6% of Net Sales up to $500,000 of Net Sales for each Agreement Year; 4% of Net Sales from $500,000 up to $2,500,000 of Net Sales for each Agreement Year; 2% of Net Sales from $2,500,000 up to $20,000,000 of Net Sales for each Agreement Year; and 1% of Net Sales in excess of $20,000,000 of Net Sales for each Agreement Year.

4.3     Minimum Royalties During Exclusive Term. In order to continue the Exclusive Term (as provided in Section 3.1 above), Licensee shall pay Licensor a Minimum Royalty with respect to the preceding Agreement Year as follows:

Minimum Royalty to be
Paid with Respect to
Agreement Year	Such Agreement Year
lst and 2nd	$0.00
3rd and 4th	$50,000.00
5th, 6th and 7th	$75,000.00
8th and 9th	$100,000.00
10th and thereafter	$125,000.00

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4.4     Payment of Royalties. The Royalty owed Licensor shall be calculated on a quarterly calendar basis and shall be payable no later than 60 days following the close of each calendar quarter with respect to the preceding calendar quarter, as long as Licensee continues to sell Products. Licensee shall furnish to Licensor complete and accurate statements in a form reasonably acceptable to Licensor, signed by an officer of Licensee, indicating the number of Products sold, the number of Discounts and Credits (if any), and Royalties due for each calendar quarter.

4.5     Duty to Pay Royalty and Right to Terminate Exclusive Term Complete Satisfaction of Licensee’s Duty. Licensee’s duty to pay the Royalty hereunder and Licensor’s right to terminate the Exclusive Term if Licensee does not pay Licensor the Minimum Royalty, shall constitute complete satisfaction of any duty, whether express or implied, which could be imposed upon Licensee to commercially exploit the Products. Licensor accepts this duty and right in lieu of any best efforts obligation or other standard of diligence on the part of Licensee.

4.6     Accrual of Royalty Obligation. Royalty obligation shall accrue upon the sale of the Products regardless of the time of collection by Licensee. For purposes of this Agreement, a Product shall be considered “sold” upon the date when such Product is billed, invoiced, shipped, or paid for, whichever event occurs first. Licensee shall be entitled to a credit for any subsequent Discounts and Credits.

4.7     Effect of Acceptance. The receipt or acceptance by Licensor of any Royalty statement or Royalty payment shall not prevent Licensor from subsequently challenging the validity or accuracy of such statement or payment.

4.8     Survival of Royalty Obligation. Licensee’s obligations for the payment of a Royalty shall survive expiration or termination of this Agreement and will continue for so long as Licensee continues to manufacture, sell or otherwise market the Products.

4.9     Form of Payment. All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified between the parties.

4.10   Taxes. In addition to any other payments due under this Agreement, Licensee agrees to reimburse and hold Licensor harmless from any sales, use, excise, import or export, value added or similar tax or duty, any other tax not based on Licensor’s net income, and any governmental permit and license fees, customs fees and similar fees levied upon delivery of the deliverables and/or services hereunder which Licensor may incur in respect of this Agreement, except when such relate to the sale of Products by Licensor hereunder.

4.11   Interest. Late payments shall incur interest at the rate of one half percent (.5%) per month from the date such payments were originally due.

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4.12   Licensor Efforts to Market Products. Licensor may purchase Product from Licensee, for sale directly to individual consumers, but not to any other channel of distribution (including, without limitation, wholesale, internet, retail, distributor, club store, mass market, specialty catalogue, and food service including national chains, and caterers, restaurants and hotels). Licensee shall sell such Products to Licensor at a price that results in a gross profit (after freight and commissions) to Licensee equal to 40% of the total sales price (but in no event below Licensee’s cost). Such sales shall be excluded from “Net Sales” (as such term is used in Section 4.1 above) for purposes of calculating Royalties due hereunder.

4.13   Licensor Efforts to Support Licensee. Licensor will, as requested by Licensee, undertake the marketing and sales of the Products including sales presentations, in store demonstrations, and consumer trade publicity, on a as need basis. Licensor will, as requested by Licensee, provide such services not fewer than 80 hours per month. If Licensor is unable or unwilling (including, without limitation, due to Licensor’s retirement, disability, or death) to provide such services during any Agreement Year then, notwithstanding Sections 4.1 and 4.2 above, Royalties for such Agreement Year shall be limited to $200,000. The limitation on Royalties set forth in the preceding sentence shall be Licensee’s sole remedy for Licensor’s failure to comply with this Section 4.13.

4.14   Licensor Family History. Licensor grants full exclusive use of his family history to Licensee for the purposes of marketing the licensed Recipes during the Exclusive Term of this Agreement.

6.      Books and Records. Licensee and its affiliates shall keep accurate and complete books and records as they relate hereto for three (3) years after the close of each Agreement Year. Licensor shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to cause its independent certified public accountants to inspect Licensee’s books and records and all other documents and material in the possession of or under the control of Licensee with respect to the subject matter of this Agreement at the place or places where such records are normally retained by Licensee. Licensor shall have free and full access thereto for such purposes and shall be permitted to make copies thereof and extracts therefrom. Such examination shall be at Licensor’s sole cost and expense provided that, if in an audit of Licensee’s or any such affiliate’s records determines that there is a shortfall of five percent (5%) or more in Royalties reported for any Agreement Year, Licensee shall reimburse Licensor for the reasonable fees of Licensor’s certified public accountants incurred in connection with such audit. Further, in the event that such inspection reveals a discrepancy in the amount of Royalty owed Licensor from what was actually paid, Licensee shall pay such discrepancy, plus interest, calculated at the rate of one half percent (.5%) per month. Any information discovered in such an inspection may be used in any proceeding based on Licensee’s failure to pay its actual Royalty obligation.

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6.     Trademark Rights; Ownership of Recipes and Licensee Improvements.

6.1     MamaMancini Mark. Licensee is and shall be the sole and exclusive owner of all rights, title and interest in and to the trademarks and designs using the “MamaMancini” name (collectively, the “MamaMancini Marks”), and all goodwill associated therewith. Licensor hereby acknowledges that Licensee is the owner of the MamaMancini Marks, for use in connection with marketing and selling the Products.

6.2     Ownership of Recipes and Licensee Improvements. Except as expressly provided in this Agreement: (a) Licensor shall retain all right, title and interest in the original Recipes; and (b) Licensee shall retain all right, title and interest in any Licensee Improvements.

6.3     Cooperation. The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

6.4     Validity of MamaMancini Marks. Licensor acknowledges that, to Licensor’s knowledge, the MamaMancini Marks are unique and original to Licensee and that Licensee is the owner thereof. Licensor shall not, at any time during or after the effective Term, dispute or contest, directly or indirectly, Licensee’s exclusive right and title to the MamaMancini Marks or the validity thereof. Licensee, however, makes no representation or warranty with respect to the validity of any trademark or copyright that may issue or be granted therefrom.

6.5     Secondary Meaning of MamaMancini Marks. Licensor acknowledges that the MamaMancini Marks have acquired secondary meaning.

6.6     Trademark Notices; Infringement Litigation. Licensee will control absolutely all infringement litigation brought against third parties involving or affecting the Mama Mancini Marks. Licensor shall cooperate with Licensee in connection with all such litigation and will be compensated by Licensee for costs associated with such cooperation. Licensee shall have the sole and exclusive right, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the MamaMancini Marks. All sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, shall be retained solely by Licensee. Licensor agrees to fully cooperate with Licensee in the prosecution of any such suit against a third party and shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The Licensee shall reimburse the Licensor for any costs associated with such cooperation.

7.     Representations and Warranties. Licensor represents and warrants that (a) Licensor has exclusive right, title and interest in and to the Recipes and the Know-How, including the right to license the Recipes and the Know-How to Licensee in accordance with the terms and conditions of this Agreement; and (b) to Licensor’s knowledge the Recipes and the Know-How do not, and will not, infringe any trademark or other intellectual property right of any third party.

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8.     Product Liability Insurance. Licensee will obtain and maintain at its own expense products liability and personal injury liability (including bodily injury and death) insurance in an amount not less than $2,000,000. Licensor shall not have any liability for any deductible.

9.     Product Quality, Safety & Inspection. Licensee shall comply with all applicable laws, regulations and standards, and shall manufacture the Products utilizing best practices in a USDA approved facility, following the Recipes. Licensor shall have the right to monitor and inspect the quality of the Product, at reasonable times and on reasonable notice, and prior to the commencement of manufacture and sale of the Products.

10.    Termination; Notice of Default; Right to Cure. Either party may terminate this Agreement in the event that the other party materially breaches its obligations hereunder and fails to cure such material breach within sixty (60) days following written notice from the non-breaching party specifying the nature of the breach. The following termination rights are in addition to the termination rights provided elsewhere in this Agreement:

10.1     Termination by Licensee. Licensee shall have the right to terminate this Agreement at any time on sixty (60) days written notice to Licensor. In such event, all moneys paid to Licensor shall be deemed non-refundable.

11.    Post Termination Rights.

11.1     Inventory. Not less than thirty (30) days prior to the expiration of this Agreement or immediately upon termination thereof, Licensee shall provide Licensor with a complete schedule of all inventory of Products then on-hand (the “Inventory”).

11.2     Right to Sell Inventory. Upon expiration or termination of this Agreement, except for reason of a breach of Licensee’s duty to comply with the quality control requirements, Licensee shall be entitled, for an additional period of three (3) months and on a nonexclusive basis, to continue to sell such Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of a Royalty thereon. Such accounting and payment shall be due and paid within thirty (30) days after the close of the said three (3) month period.

11.3     Reversion of Rights. Upon the expiration or termination of this Agreement, except as set forth in this Section 11, Licensee’s rights under this Agreement to the Products and Recipes shall forthwith terminate and immediately revert to Licensor and Licensee shall immediately discontinue all use of the Recipes, at no cost whatsoever to Licensor. Notwithstanding the foregoing, Licensor shall not have any rights to the MamaMancini Marks or to the Licensee Improvements, of which Licensee shall remain the sole and exclusive owner.

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12.     Non-Competition. During the Exclusive Term, Licensor shall not, whether as an individual, sole proprietor, employee, consultant, or advisor or in any other capacity, engage in any business activity in competition with Licensee (except as expressly permitted herein). As used herein, “activity in competition with Licensee” shall specifically mean manufacturing, or selling any hors d’oeuvres in any channels of distribution (including, without limitation, wholesale, internet, retail, distributor, club store, mass market, specialty catalogue, and food service including national chains, and caterers, restaurants and hotels), or assisting any other person or entity to do so, except as provided in Section 4.12 above.

13.    Miscellaneous.

13.1.     Notices. Notices hereunder shall be in writing, and served personally, sent by overnight delivery service or by messenger, or mailed postage prepaid, return receipt requested in the U.S. mail, in each case against signature. Notices shall be effective and deemed delivered when served personally, when delivered by overnight delivery service or by messenger, or three (3) business days after being mailed. Notices shall be addressed to the parties at the following address, or such other address as may be provided by notice in accordance herewith:

If to Licensor:

Daniel Daugherty

625 Mountain Drive

South Orange, NJ 07079

with a duplicate copy of all notices to:

If to Licensee:

Carl Wolf

Market Finders Brokerage, Inc.

627 Inwood Lane

South Orange, NJ 07079

Telephone: 973 762 7986 office; 973 985 0280 cell

Fax: 973 556 1256

Email: cwolflakota@aol.com

with a duplicate copy of all notices to:

Steven B. Greenapple

Steiker, Fischer, Edwards & Greenapple, PC

6 South Street

Suite 201

Morristown, New Jersey 07960

Telephone: (973) 540-9292

Fax: (973) 540-9295

Email: sgreenapple@sfeglaw.com

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13.2.     Relationship. This Agreement does not create an agency, partnership, or joint venture relationship between Licensor and Licensee.

13.3.     Construction. This Agreement shall be construed pursuant to the laws of the State of New Jersey applicable to agreements entered into and fully performed therein. Each party hereto agrees that the State and federal courts located in the State of New Jersey shall have exclusive jurisdiction over any dispute arising in connection with this Agreement or the transactions contemplated hereby. Each party hereby (i) submits to the personal jurisdiction of such courts and agrees that service of process may be made upon it in the manner in which notices are given under paragraph 14.1 hereof; and (ii) waives any claim of improper venue or forum non conveniens with respect to such action. EACH PARTY HERETO WAIVES TRIAL BY JURY IN ANY SUIT ARISING IN CONNECTION WITH THIS AGREEMENT.

13.4.     Partial Invalidity. The invalidity of any provision of this Agreement shall not impair or affect the validity of the remaining portions hereof, and this Agreement shall be construed as if such invalid provision had not been included herein.

13.5.     Confidentiality; Non-Hiring/Non-Solicitation. Licensor and Licensee are prohibited from making disclosure of the financial terms of this Agreement to any third party without prior written consent, provided, however, that disclosure may be made: (i) to the extent necessary to comply with governmental disclosure requirements; (ii) to any financial or legal representatives, owners, parents, and partners; and (iii) as may be necessary and appropriate in connection with the performance and enforcement of this Agreement, with the prior written consent of the other party hereto. Any party to whom disclosure is made hereunder will likewise be bound by the terms of this paragraph. Licensor and Licensee each agree that they shall not, directly or indirectly, hire or solicit to hire, as employees, consultants, independent contractors, or in any other capacity, the employees, consultants, independent contractors employed or contracted by the other.

13.6.     Entire Agreement; Modifications; Waiver. This Agreement, including any Appendix hereto, expresses the entire understanding of the parties hereto and replaces any and all former agreements, understandings, representations or warranties relating to the subject matter hereof. No modification, alteration or amendment of this Agreement shall be valid or binding unless in writing and signed by the party to be charged with such modification, alteration or amendment. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default under this Agreement be construed as a waiver of any other default. Any failure or delay by Licensor to enforce any of its rights under this Agreement shall not be deemed a continuing waiver or modification hereof.

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13.7.      Prevailing Party’s Attorneys’ Fees. If either party hereto brings an action to enforce the terms hereof or to declare rights hereunder, or for the enforcement of any judgment, the prevailing party in such action shall be entitled to an award of reasonable costs of litigation including, without limitation, reasonable attorneys’ fees and costs, in such amount as may be determined by the Court having jurisdiction in such action.

13.8.     Agreement Binding On Successors. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

13.9.     Assignability. The license granted hereunder is personal to Licensee and shall not be assigned by any act of Licensee or by operation of law unless in connection with a transfer of substantially all of the assets of Licensee or with the consent of Licensor.

Licensor and Licensee have executed this Agreement as of the day and date first set forth above.

MARKET FINDERS BROKERAGE, INC.

By:	/s/ Marion F Wolf
Marion F. Wolf, President

DANIEL DAUGHERTY
/s/ DANIEL DAUGHERTY

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Appendix to Development and License Agreement

Description of Product:

Recipe for Product:

Date of acceptance of Product:

MARKET MARKET FINDERS BROKERAGE, INC.

By:	/s/ Marion F. Wolf
Marion F. Wolf, President

DANIEL DAUGHERTY
/s /DANIEL DAUGHERTY

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